EXHIBIT 10 (l)

Reseller Agreement with Wildgate Wireless, Inc.

[WILDGATE INNOVATIVE COMMUNICATIONS SOLUTIONS]	Wildgate Wireless, Inc. 10000 Culver Blvd, Culver City, CA 90232 Tel. (310) 845-7511 Fax (310) 495 7511

Innovative Communications Solutions

RESELLER AGREEMENT

This AGREEMENT made and entered into this 5th day of April, 2004, by and between Wildgate Wireless referred to as "Wildgate," located at 10000 Culver Blvd, Culver City, CA 90232 and KARMA MEDIA, INC. hereinafter referred to as "Reseller" principally located at 9660 FLAIR DR., SUITE 328, EL MONTE.

Whereas, Wildgate provides long distance services using pins ("pins") and whereas Reseller will resell products that utilize these pins and whereas Wildgate and Reseller desire to enter into this AGREEMENT whereby Reseller may purchase from Wildgate pins which access Wildgate's long distance switches and to sell these services to customers.

NOW therefore, the parties agree as follows:

1. TERM

The initial term of this AGREEMENT shall be for a period of one year from the date of the execution of this AGREEMENT.  Either party may terminate this agreement with 60 day written notice to the other party.

2. PRODUCT DETAILS AND DISCOUNT

Reseller will select any of the Wildgate Calling Card Products listed in Exhibit A.

3. METHOD OF PURCHASE

On approximately a weekly basis, Reseller may elect to order pins by completing a purchase order form, and communicating that form to Wildgate by way of email, fax, or mail.  Pins will be returned via email in other electronic means within one working day of receipt of the order.

4. PAYMENT TERMS

Wildgate will invoice Reseller weekly for the number of pins ordered in the prior week and that invoice will be payable by Reseller via ACH or check within 3 days.  In the event Reseller fails to make payments within the 3-day period, Reseller will be deemed in Default and Wildgate at its own option may elect to notify Reseller of such Default.  If Reseller does not cure the Default within 3 days of Wildgate's written notice, which may be by email or facsimile, Wildgate shall have the right to deactivate active and unused pin numbers that had been provided to Reseller.

5. DEFAULT

Default hereunder shall consist of any knowing material failure by either party to a performance covenant or obligation as required by this AGREEMENT or any material misrepresentation by either party as to the covenants contained herein.  In the event of default, the non-defaulting party shall notify the defaulting party in writing of the nature and specifics of the act of default.  Unless the defaulting party cures the default within 7 days of receipt of notice the AGREEMENT may be terminated by the non-defaulting party 3 days from the notice of this 7-day cure period.

6. GOVERNING LAW AND SEVERABILITY

This AGREEMENT shall be enforced and interpreted in accordance with the laws of the State of California.  If any part of this AGREEMENT is for any reason declared invalid by court or order of any regulatory agency such order shall not affect the remaining portions of this AGREEMENT.

Wildgate Wireless 10000 Culver Blvd. Culver City, CA 90232 Ph: (310) 845-7511 Fax: (310) 495-7511		KARMA MEDIA, INC. DOMINIQUE EINHORN 9660 FLAIR DRIVE, SUITE 328 EL MONTE, CA 91731 FX-310-398-2211

In witness whereof, the undersigned have executed this AGREEMENT.

Wildgate Wireless		Reseller: /s/ Dominique Einhorn
By:	/s/ Richard White	By:	DOMINIQUE EINHORN
Title:	V.P. of Reseller Ops	Title:	CEO
Date:	4/2/04	Date:	04/05/04